 Exhibit 99.1

FINANCIAL CONTACT: JUSTIN STRICKLAND  803-223-6410

MEDIA CONTACT: ART SEAVER  864-679-9010

WEB SITE: www.southernfirst.com

Southern First Reports Results for Fourth Quarter of 2010

 and Announces 10% Stock Dividend

•        4th quarter earnings increase 188%

•        Non-performing assets improve to 2.03%

•        Margin expansion continues

•        New transaction deposit accounts increase 178% over 2009

Greenville, SC, January 18, 2011 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, NA (also doing business as Greenville First Bank), today announced that net income for the fourth quarter of 2010 was $440 thousand compared to $153 thousand for the fourth quarter of 2009.  Net income increased by $287 thousand during the fourth quarter 2010 period due primarily to reduced credit costs compared to the same period in 2009.  After dividends paid to the US Treasury on our preferred stock, net income to the common shareholders was $108 thousand as compared to a net loss to the common shareholders for the fourth quarter of 2009 of $193 thousand.

Net income for the year ended December 31, 2010 was $890 thousand compared to net income of $1.4 million for the year ended December 31, 2009.  The decrease in net income during 2010 is primarily related to additional credit costs of $1.6 million, including an additional expense of $1.3 million in the provision for loan losses and increased disposal costs of $331 thousand on our other real estate owned. These additional costs were partially offset by a 4.8% increase in net interest income and a 28.7% increase in noninterest income.  After the preferred stock dividend payments to the US Treasury, the net loss to the common shareholders was $447 thousand for the year ended December 31, 2010, compared to net income of $265 thousand during the same period in 2009.

“We are excited about the accomplishments of our fourth quarter and continue to build positive momentum heading into 2011,” stated Art Seaver, the company’s CEO. “Based on this momentum, we are pleased to announce a 10% stock dividend for our shareholders and believe that this will improve the overall liquidity of their investment in SFST.”   Shareholders of record on January 28, 2011 will receive the additional shares on February 14, 2011, with fractional shares paid in cash. The earnings per share and book value per share amounts for all periods presented have been adjusted to reflect the 10% stock dividend.

“Our primary accomplishments for the quarter include a significant increase in quarterly income, continued improvement in non-performing assets, and substantial growth in core deposit accounts,” added Seaver. “Reducing credit costs and attracting new clients have been the focus of our company during 2010, and this focus has produced impressive results. Non-performing assets declined again this quarter and now represent only 2.03% of total assets. We are very proud of our bank’s low non-performing asset ratio as FDIC data reported that NPA’s for South Carolina banks averaged 5.36% for the 3rd quarter of 2010.”

Nonperforming assets decreased to $15.0 million or 2.03% of total assets as of December 31, 2010.  Of the $15.0 million in nonperforming assets, nonperforming loans represent $9.3 million and other real estate owned represents $5.6 million of total nonperforming assets.  During the year ended 2010, the company recorded $5.0 million in net charge-offs, or 0.86% of average loans on an annualized basis. Comparatively, the company’s 0.86% charge-off ratio represents one of the lowest ratios of banks in South Carolina and is well below the 1.98% charge-off average for South Carolina banks as reported in 3rd quarter 2010 FDIC data. During 2010, the company increased its provision for loan losses to $5.6 million compared to $4.3 million during the 2009 period. The company’s reserve for loan losses remained at $8.4 million or 1.47% of loans at December 31, 2010. The company’s $8.4 million loan loss reserve provides approximately 90% coverage of non-performing loans.

Total retail deposits increased $103.7 million to $449.9 million at December 31, 2010 compared to December 31, 2009.  This increase in retail funding enabled the company to reduce its wholesale funding by over $81 million during the last twelve month period. Brokered deposits now represent only 11.7% of total funding for the bank.  “The investments in infrastructure in both our Greenville and Columbia markets have resulted in record new client relationships,” commented Seaver. “Clients continue to respond to our unique ClientFIRST level of service and continue to choose Southern First as their primary bank.” During 2010, the company opened $79.5 million in new transaction accounts representing a 178% increase over the same twelve month period in 2009.

Net interest margin for the fourth quarter of 2010 improved to 3.03% from 2.84% for the twelve months ended December 31, 2009.  Despite the higher levels of liquidity, improved loan yields and lower deposit and borrowing costs have begun to develop a positive trend in the company’s net interest margin. “The improvement in our margin is a direct result of the pricing discipline on both sides of our balance sheet,” noted Seaver. “We believe the margin momentum should continue as we have material re-pricing opportunities on over $105 million in CD’s over the next six months.”

Shareholders’ equity totaled $59.2 million as of December 31, 2010, a $625 thousand decrease from the same period in 2009. With a tier 1 leverage ratio of 9.82% and total risk based capital ratio of 13.41%, the company’s capital ratios far exceed the regulatory requirements for a “well capitalized” institution.

Total assets were $736.5 million at December 31, 2010, a 2.4% increase over total assets of $719.3 million at December 31, 2009. Total loans were $564.0 million as of December 31, 2010, a slight decrease compared to December 31, 2009.  The modest increase in assets during the twelve months ended December 31, 2010 is primarily a result of an increase in cash of $41.8 million, partially offset by a $21.8 million decrease in investment securities.  In addition, during 2010, our total deposits increased $42.2 million.

The Company’s book value per common share was $12.80 as of December 31, 2010, while the closing stock price on that day was $7.46 per share, or $6.78 when adjusted for the 10% stock dividend.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements include but are not limited to (1) statements with respect to our expectations regarding the Company’s net interest margin that are not historical facts, and (2) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions.  Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in the U.S. legal and regulatory framework; and (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).  All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above.  We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data as of and for the three and twelve months ended December 31, 2010 and the three months ended December 31, 2009 has not been audited but, in the opinion of our management, contains all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009
Summary Results of Operations Data:	(dollars in thousands, except per share data)
Interest income	$8,738	$9,086	$35,529	$36,177
Interest expense	3,435	4,134	15,317	16,895
Net interest income	5,303	4,952	20,212	19,282
Provision for loan losses	635	1,500	5,610	4,310
Net interest income after provision for loan losses	4,668	3,452	14,602	14,972
Noninterest income	128	377	2,371	1,843
Noninterest expense	4,175	3,793	15,890	15,051
Income before taxes	621	36	1,083	1,764
Income tax expense (benefit)	181	(117)	193	345
Net income	440	153	890	1,419
Preferred stock dividend	216	218	865	730
Dividend accretion	116	128	472	424
Net income (loss) available to common shareholders	$108	$(193)	$(447)	$265
Per Share Data:
Net income (loss) per common share, basic	$0.03	$(0.05)	$(0.13)	$0.08
Net income (loss) per common share, diluted	$0.03	$(0.05)	$(0.13)	$0.08
Common book value per share	$12.80	$13.05	$12.80	$13.05
Weighted average common shares outstanding: (3)
Basic	3,457	3,341	3,453	3,360
Diluted	3,459	3,458	3,467	3,389
Performance Ratios:
Return on average assets (1)	0.24%	0.08%	0.12%	0.20%
Return on average equity (1)	2.89%	0.99%	1.47%	2.51%
Net interest margin (tax-equivalent)(1)	3.03%	2.87%	2.91%	2.84%
Efficiency ratio (2)	69.69%	68.80%	70.46%	70.24%
Growth Ratios and Other Data:
Percentage change in net income (loss) available to common share
shareholders from the same period of the previous year	155.96%	(152.30)%	(268.68)%	(85.69)%
Percentage change in diluted net income (loss) per common
share from the same period of the previous year	160.00%	(145.45)%	(262.50)%	(84.91)%

                                                            ______________________________

                                                                                (1)       Annualized for the three month period.

                                                                                (2)       Computed by dividing noninterest expense by the sum of net interest income, excluding real estate activity and gain on sale of investments, and noninterest income.

                                                                                (3)       All per share data has been restated to reflect the ten percent stock dividend.

SUMMARY CONSOLIDATED FINANCIAL DATA, CONTINUED

	December 31,
	2010	2009
Summary Balance Sheet Data:	(dollars in thousands, except per share data)
Assets	$736,490	$719,297
Investment securities	72,849	94,633
Loans (4)	572,392	574,270
Allowance for loan losses	8,386	7,760
Deposits	536,296	494,084
Retail	449,938	346,235
Wholesale	86,358	147,849
Other borrowings	122,700	146,950
Junior subordinated debentures	13,403	13,403
Shareholders’ equity	59,216	59,841
Asset Quality Ratios:
Nonperforming loans, past due and restructured loans to total loans (4)
Nonperforming assets, past due and restructured loans to total assets
Net charge-offs year to date to average total loans (4)	0.86%	0.63%
Allowance for loan losses to nonperforming loans	89.92%	66.09%
Allowance for loan losses to total loans (4)	1.47%	1.35%
Capital Ratios:
Equity to assets	8.04%	8.32%
Leverage ratio	9.82%	10.00%
Tier 1 risk-based capital ratio	12.16%	12.00%
Total risk-based capital ratio	13.41%	13.30%
Growth Ratios and Other Data:
Percentage change in assets	2.39%
Percentage change in loans (4)	(0.33)%
Percentage change in deposits	8.54%
Percentage change in equity	(1.04)%
Loans to deposits ratio (4)	106.73%

                                                                                       (4)  Includes nonperforming loans.